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                                                                    EXHIBIT 10.1


                           ETHANOL MARKETING AGREEMENT


                                 BY AND BETWEEN


                             FRONT RANGE ENERGY, LLC


                                       AND


                             KINERGY MARKETING, LLC



                          DATED AS OF AUGUST 19TH, 2005



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                                TABLE OF CONTENTS
                                                                            PAGE
                                                                            ----

ARTICLE I DEFINITIONS; INTERPRETATION..........................................1

         1.1      Definitions..................................................1
         1.2      Interpretation...............................................4

ARTICLE II MARKETING ACTIVITIES................................................5

         2.1      Bilateral Transactions.......................................5
         2.2      Storage......................................................6
         2.3      Obligations of the Project Company...........................6
         2.4      Transaction Reports..........................................7
         2.5      Back-to-Back Transactions....................................7
         2.6      Netting......................................................8
         2.7      Title; Delivery Point; Nominations; Measurement..............8

ARTICLE III PAYMENTS...........................................................9

         3.1      Fees and Payments............................................9
         3.2      Overdue Payments; Indemnity Payments.........................9
         3.3      Billing Dispute..............................................9
         3.4      Audit.......................................................10

ARTICLE IV TERM; TERMINATION..................................................10

         4.1      Term........................................................10
         4.2      Termination by Kinergy......................................10
         4.3      Termination by the Project Company..........................11
         4.4      Change of Control...........................................11
         4.5      Effect of Termination.......................................12

ARTICLE V LIMITATIONS ON LIABILITY............................................12

         5.1      Maximum Liability of Kinergy................................12
         5.2      No Consequential or Punitive Damages........................12

ARTICLE VI INDEMNIFICATION....................................................13

         6.1      The Project Company's Indemnity.............................13
         6.2      Kinergy's Indemnity.........................................13

ARTICLE VII REPRESENTATIONS AND WARRANTIES....................................13

         7.1      Kinergy's Representations and Warranties....................13
         7.2      The Project Company's Representations and Warranties........14

ARTICLE VIII FORCE MAJEURE....................................................15

         8.1      Definition..................................................15
         8.2      Effect......................................................15


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         8.3      Limitations.................................................16

ARTICLE IX DISPUTE RESOLUTION.................................................16

         9.1      Attempts to Settle..........................................16
         9.2      Resolution by Expert........................................16
         9.3      Arbitration.................................................17
         9.4      Consequential and Punitive Damages..........................17
         9.5      Finality and Enforcement of Decision........................17
         9.6      Costs.......................................................17
         9.7      Continuing Performance Obligations..........................17

ARTICLE X CONFIDENTIALITY.....................................................18


ARTICLE XI ASSIGNMENT AND TRANSFER............................................18


ARTICLE XII FURTHER ASSURANCES; REQUESTS OF FINANCING PARTIES.................18

         12.1     Further Assurances..........................................18
         12.2     Requests of Financing Parties...............................18

ARTICLE XIII MISCELLANEOUS....................................................19

         13.1     Entire Agreement............................................19
         13.2     Counterparts................................................19
         13.3     Survival....................................................19
         13.4     Severability................................................19
         13.5     Governing Law...............................................19
         13.6     Binding Effect..............................................19
         13.7     Notices.....................................................20
         13.8     Amendment...................................................20
         13.9     No Implied Waiver...........................................20


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                           ETHANOL MARKETING AGREEMENT

     This ETHANOL MARKETING AGREEMENT ("Agreement") is entered into by and between FRONT RANGE ENERGY, LLC, a Colorado limited liability company (the "Project Company"), and KINERGY MARKETING, LLC, an Oregon limited liability company ("Kinergy"), as of this [31] day of August, 2005. The Project Company and Kinergy are each individually referred to herein as a "Party", and collectively are referred to herein as the "Parties".

                                    RECITALS

     A. The Project Company is developing an approximately [40] million gallon-per-year denatured fuel ethanol production facility in Windsor, Colorado (the "Facility") and the Project Company has requested that Kinergy provide denatured fuel ethanol marketing services for the Facility.

     B. Kinergy desires to provide such marketing services in accordance with and subject to the terms and conditions of this Agreement.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the agreements and covenants hereinafter set forth, and intending to be legally bound, the Parties hereto covenant and agree as follows:

                                    ARTICLE I
                           DEFINITIONS; INTERPRETATION

     1.1 Definitions. The following terms shall have the meanings set forth below when used in this Agreement:

     "Account" has the meaning given to such term in Section 2.1(e).

     "Act of Insolvency" means, with respect to any Person, any of the following: (a) commencement by such Person of a voluntary proceeding under any jurisdiction's bankruptcy, insolvency or reorganization law; (b) the filing of an involuntary proceeding against such Person under any jurisdiction's bankruptcy, insolvency or reorganization law which is not vacated within 60 days after such filing; (c) the admission by such Person of the material allegations of any petition filed against it in any proceeding under any jurisdiction's bankruptcy, insolvency or reorganization law; (d) the adjudication of such Person as bankrupt or insolvent or the winding up or dissolution of such Person;
(e) the making by such Person of a general assignment for the benefit of its creditors (assignments for a solvent financing excluded); (f) such Person fails or admits in writing its inability to pay its debts generally as they become due; (g) the appointment of a receiver or an administrator for all or a substantial portion of such Person's assets, which receiver or administrator, if appointed without the consent of such Person, is not discharged within 60 days after its appointment; or (h) the occurrence of any event analogous to any of the foregoing with respect to such Person occurring in any jurisdiction.


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     "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For purposes of this definition, "control", when used with respect to any Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership or voting securities, by contract or otherwise.

     "Agreement" has the meaning given to such term in the preamble hereto.

     "Bilateral Transaction" means, with respect to each sale of Ethanol produced at the Facility by Project Company, a transaction entered into by Kinergy with one or more Third Parties consisting of one or more forward sales of Ethanol.

     "Business Day" means any day other than a Saturday, Sunday or a day on which commercial banks in Windsor, Colorado are required or authorized to be closed.

     "Commercial Operations Date" means the date of "Substantial Completion" under and as defined in the [CONSTRUCTION AGREEMENT].

     "Construction Agreement" means the Design-Build Agreement, dated March 24th, 2005, by and between Project Company and Contractor, including all amendments thereto and all other agreements by and between Project Company and Contractor for the engineering, procurement and construction of the Facility.

     "Contractor" means ICM, a Kansas LLC.

     "Dispute" means a dispute, controversy or claim.

     "Ethanol" means denatured fuel ethanol produced by the Facility satisfying the American Society for Testing and Materials (ASTM) D4806 specifications for denatured fuel ethanol.

     "Expert" means an expert having sufficient technical expertise to address the matter subject to a Dispute.

     "Facility" has the meaning given to such term in the recitals hereto.

     "Financing Documents" means any and all loan agreements, credit agreements, reimbursement agreements, notes, indentures, bonds, security agreements, pledge agreements, mortgages, guarantee documents, intercreditor agreements, subscription agreements, equity contribution agreements and other agreements and instruments relating to the financing (or refinancing) of the development, engineering, design, construction, operation, ownership and maintenance of the Facility.

     "Financing Parties" means the banks, lenders, noteholders and/or other financial institutions (or an agent or trustee thereof) party to the Financing Documents.

     "Force Majeure Event" has the meaning set forth in Section 8.1.


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     "Good Industry Practice" means any of the practices, methods and acts engaged in or approved by a significant portion of the ethanol production or marketing (as the case may be) industry during the relevant time period, or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition. Good Industry Practice is not limited to a single, optimum practice, method or act to the exclusion of others, but rather is intended to include acceptable practices, methods or acts generally accepted in the region.

     "Governmental Authority" means any United States federal, state, municipal, local, territorial, or other governmental department, commission, board, bureau, agency, regulatory authority, instrumentality, judicial or administrative body.

     "Incentive Fee" means, for each Payment Period and with respect to Kinergy, the product of (a) 1.0% MULTIPLIED BY (b) the difference between (i) the aggregate amount of the Purchase Price for such Payment Period MINUS (ii) the aggregate amount of Transaction Costs for such Payment Period.

     "Kinergy" has the meaning given to such term in the preamble hereto.

     "Kinergy Indemnified Person" has the meaning given to such term in Section 6.2.

     "Law" means any law, statute, act, legislation, bill, enactment, policy, treaty, international agreement, ordinance, judgment, injunction, award, decree, rule, regulation, interpretation, determination, requirement, writ or order of any Governmental Authority.

     "Liabilities" has the meaning given to such term in Section 6.1.

     "Material Bilateral Transaction" means any Bilateral Transaction having a term in excess of one-year or pursuant to which the aggregate gross payments reasonably anticipated to be made by the applicable Third Party to Kinergy thereunder exceed $10,000,000 per calendar year.

     "Monthly Date" means the last Business Day of each calendar month.

     "Party" or "Parties" has the meaning given to such term in the preamble hereto.

     "Payment Period" has the meaning given to such term in Section 3.1(a).

     "PEI" has the meaning given to such term in the recitals hereto.

     "Permits" means all permits, authorizations, registrations, consents, approvals, waivers, exceptions, variances, orders, judgments, written interpretations, decrees, licenses, exemptions, publications, filings, notices to and declarations of or with, or required by, any Governmental Authority, or required by any Law, and shall include all environmental and operating permits and licenses that are required for the full use, occupancy, zoning and operation of the Facility.

     "Person" means and includes natural persons, corporations, limited liability companies, limited partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust


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companies and other organizations, whether or not legal entities, Governmental
Authorities and any other entity.

     "Prime Rate" means the rate per annum listed as the "Prime Rate" in the "Money Rates" section of The Wall Street Journal from time to time.

     "Project Company" has the meaning given to such term in the preamble hereto.

     "Project Company Indemnified Person" has the meaning given to such term in
Section 6.1.

     "Purchase Price" means, subject to Section 3.1(a), the aggregate amount of gross payments received (or deemed received) by Kinergy during such Payment Period from the applicable Third Parties in respect of such Bilateral Transactions.

     "Third Party" means any Person (other than PEI or a subsidiary thereof) that enters into a Bilateral Transaction with Kinergy.

     "Transaction Costs" means, for each Payment Period and with respect to Kinergy, all reasonable, out-of-pocket and documented costs and expenses (other than taxes on net income, business taxes paid by Kinergy, or tax on the sale of Ethanol (such sales taxes to be paid directly by the Project Company), but including all other taxes and governmental charges and assessments) incurred by or on behalf of Kinergy in connection with the marketing of Ethanol pursuant to this Agreement during such Payment Period, including truck, rail and terminal costs for the transportation and storage of the applicable Ethanol to the applicable Third Party and reasonable, documented out-of-pocket expenses incurred in connection with the negotiation and documentation of the applicable sales agreement between Kinergy and the applicable Third Party.

     1.2 Interpretation. The following interpretations and rules of construction shall apply to this Agreement:

          (a) titles and headings are for convenience only and will not be deemed part of this Agreement for purposes of interpretation;

          (b) unless otherwise stated, references in this Agreement to "Sections" or "Articles" refer, respectively, to Sections or Articles of this Agreement;

          (c) "including" means "including, but not limited to", and "include" or "includes" means "include, without limitation" or "includes, without limitation";

          (d) "hereunder", "herein", "hereto" and "hereof", when used in this Agreement, refer to this Agreement as a whole and not to a particular Section or clause of this Agreement;

          (e) in the case of defined terms, the singular includes the plural and vice versa;


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          (f) unless otherwise indicated, all accounting terms not specifically defined shall be construed in accordance with generally accepted accounting practices in the United States;

          (g) unless otherwise indicated, each reference to a particular Law is a reference to such Law as it may be amended, modified, extended, restated or supplemented from time to time, as well as to any successor Law thereto;

          (h) unless otherwise indicated, references to agreements shall be deemed to include all subsequent amendments, supplements and other modifications thereto; and

          (i) unless otherwise indicated, each reference to any Person shall include such Person's successors and permitted assigns.

                                   ARTICLE II
                              MARKETING ACTIVITIES

     2.1 Bilateral Transactions. (a) Subject to the terms hereof, the Project Company hereby grants Kinergy the exclusive right to market and sell all of the Project Company's Ethanol (which, as of the date hereof, is estimated to be approximately 40 million gallons-per-year). Kinergy shall use its reasonable commercial efforts to solicit, negotiate and enter into, and Kinergy shall perform, Bilateral Transactions with Third Parties, and such Bilateral Transactions shall be served by the Facility. Other than as set forth in Sections 2.1(e) and 2.7 below, Kinergy shall have absolute discretion in the solicitation, negotiation, administration (including the collection of payments) and execution of Bilateral Transactions and all sales of Ethanol produced by the Facility shall be effectuated by Bilateral Transactions. The Project Company hereby grants Kinergy the power and authority necessary to perform its obligations and exercise its rights hereunder.

          (b) As further described in Sections 2.3, 2.5 and 2.7 below and except as otherwise provided herein, the Project Company shall provide Ethanol to Kinergy free and clear of all liens and encumbrances and otherwise operate the Facility as required to allow Kinergy to perform such Bilateral Transactions.

          (c) In the event of a breach or default by a Third Party under any Bilateral Transaction, Kinergy shall (i) promptly notify the Project Company of any such breach and default and provide the Project Company from time to time with reasonably detailed information in respect of the same (including copies of all written communications in respect thereof) and (ii) at the Project Company's sole cost and expense and at the direction of the Project Company, use reasonable commercial efforts to exercise all rights and remedies available to it (including the commencement of litigation) with respect to such breach or default.

          (d) Kinergy shall perform its obligations hereunder and under Bilateral Transactions in accordance with this Agreement, applicable Laws, applicable Permits and Good Industry Practice and with the intent to maximize the proceeds generated from the sale of Ethanol. Each of the Parties acknowledges that the Commercial Operations Date has not occurred as of the date of this Agreement and, accordingly, Kinergy may not be able to solicit,


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negotiate and/or enter into Bilateral Transactions until the Commercial
Operations Date has occurred or is anticipated to occur in the then reasonable near future.

          (e) Notwithstanding anything to the contrary herein, Kinergy shall (i) not enter into any Bilateral Transaction with any Third Party that is the subject of an Act of Insolvency, (ii) not enter into any Bilateral Transaction that permits the applicable Third Party to pay for the Ethanol purchased under such Bilateral Transaction on a date which is more than 30 days after the Monthly Date in which such Ethanol is delivered to such Third Party, (iii) not enter into any Material Bilateral Transaction without the prior consent of the Project Company, (iv) not enter into any Bilateral Transactions which provide for the provision of Ethanol in excess of the amount of Ethanol available from the Facility (after giving effect to the Project Company's or Kinergy's existing contractual obligations and the scheduling provisions set forth in Section 2.7(b) below), (v) not enter into any Bilateral Transaction which does not excuse Kinergy from performing its obligations thereunder as a result of a Force Majeure Event (vi) not enter into any Bilateral Transaction during such time as the Facility cannot provide Ethanol due to a mechanical breakdown (including forced outage of the Facility), (vii) enter into Bilateral Transactions in its name (and not the name of the Project Company) and (viii) require that each Third Party make all payments under the applicable Bilateral Transaction to a segregated bank-account in the name of Kinergy (the "Account") and Kinergy shall cause the proceeds of all such Bilateral Transactions received by it to be deposited into the Account.

          (f) Each of the Parties agrees that Kinergy shall not request that the Project Company deliver Ethanol to Kinergy (or any Third Party designated by Kinergy) unless, as of the scheduled date of delivery, Kinergy has entered into a Bilateral Transaction with respect to such Ethanol.

     2.2 Storage. Kinergy acknowledges that the Project Company has only limited storage capacity and Kinergy agrees that it shall take any Ethanol requested by Kinergy pursuant to the operating protocol established pursuant to Section 2.7(b) within [SEVEN] days of the time that the Project Company has made such Ethanol available to Kinergy. In the event that stored Ethanol exceeds storage capacity more than two times in any 60-day period or for longer than 24 hours at any given time, the Project Company shall have the right, in addition to any other claims available to the Project Company under applicable Laws, to terminate for cause this Agreement. A default under this Section shall be communicated to Kinergy's designated representative by facsimile or email.

     2.3 Obligations of the Project Company. (a) The Project Company shall provide Kinergy with all information reasonably requested by Kinergy, and the Project Company shall assist Kinergy as reasonably requested in the solicitation, negotiation and performance of Bilateral Transactions.

          (b) Notwithstanding anything to the contrary herein, the Project Company shall not be responsible for the delivery of any Ethanol to Kinergy during any periods of scheduled Facility maintenance (unless and to the extent the applicable Ethanol is available to be delivered to Kinergy from the Project Company's storage facilities); provided, that (i) Kinergy shall have received at least ten Business Days prior notice of such scheduled maintenance, (ii) such maintenance shall have been scheduled in accordance with the operating protocol


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referred to in Section 2.7(b) below and (iii) Kinergy has not, prior to the receipt of any such notice, entered into binding Bilateral Transactions which require Kinergy to supply Ethanol to Third Parties during such scheduled maintenance periods.

          (c) If on any day, the Project Company is unable to perform its obligations to deliver Ethanol under this Agreement due to a mechanical breakdown (including a forced outage of the Facility) that is not a Force Majeure Event and such mechanical breakdown has continued for more than five consecutive days, the Project Company shall, at its option and provided that the Project Company provides Kinergy with prompt notice of its intent to exercise such option, procure replacement denatured fuel ethanol to be delivered to the Third Party under the applicable Bilateral Transaction. In such event, if and only if the Parties reach agreement as to an alternative delivery point, the Project Company shall deliver to Kinergy replacement denatured fuel ethanol in a quantity sufficient to meet the contract quantity of such Bilateral Transaction at such alternate point (and the Project Company shall be responsible for all transportation costs associated therewith). In all other instances, the Project Company shall be responsible for any damages incurred by Kinergy in connection with Kinergy's failure to perform under the applicable Bilateral Transaction as a result of such mechanical breakdown (it being acknowledged and agreed that Kinergy shall use commercially reasonable efforts to mitigate the effects of any such mechanical breakdown and the Project Company's resulting in ability to deliver Ethanol including the identification and procurement (at the Project Company's cost) of potential replacement denatured fuel ethanol).

     2.4 Transaction Reports. (a) Within thirty days after each Monthly Date occurring after the Commercial Operations Date, Kinergy shall deliver to the Project Company a written summary of the Bilateral Transactions which were entered into or performed, in whole or in part, during the month ending on such Monthly Date. Such summary shall specify, among other things, (i) the amount of Ethanol sold by Kinergy under Bilateral Transactions during such month, (ii) the Third Parties which entered into such Bilateral Transactions and the amount of Ethanol purchased thereby, and (iii) whether and to the extent any such Third Parties or Kinergy breached its obligations under any such Bilateral Transactions.

          (b) In addition, Kinergy shall provide to the Project Company on a monthly basis a customary bank account statement with respect to the Account (which statement shall reflect, among other things, (i) deposits into and withdrawals from the Account during the applicable monthly period and (ii) the balance of funds in the Account).

     2.5 Back-to-Back Transactions. (a) Each Bilateral Transaction undertaken by Kinergy shall immediately and automatically, without necessity of further documentation or any action whatsoever by any of the Parties, create and cause to be undertaken according to the terms of this Agreement an equivalent transaction in terms of the obligation to deliver Ethanol, the quantity of Ethanol sold and the timing for the delivery of such Ethanol by the Project Company with Kinergy (as if Kinergy were the Third Party).

     2.6 Netting. Netting of amounts due in respect of Bilateral Transactions between Kinergy and a Third Party may arise in circumstances in which Kinergy owes amounts to such Third Party and, at the same time, such Third Party owes amounts to Kinergy. In such circumstances, the party owing the greater amount may pay such amount to the other party as reduced by the amount owed to it and


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both parties will be deemed to have satisfied their obligations thereby. When such netting occurs, for purposes of this Agreement, for all Bilateral Transactions that have been subject to such netting arrangements, Kinergy shall be deemed to have paid amounts owed by it and to have received amounts owed to it.

     2.7 Title; Delivery Point; Nominations; Measurement. (a) The Project Company shall deliver Ethanol to Kinergy in respect of Bilateral Transactions (or corresponding back-to-back transactions under Section 2.5) at the inlet flange of the applicable receiving truck that will remove such Ethanol from the Facility. Title to, risk of loss with respect to and the obligation to transport such Ethanol shall pass from the Project Company to Kinergy at such delivery point. The Parties acknowledge that the quality and quantity of Ethanol may degrade or shrink after such Ethanol is delivered by the Project Company to Kinergy at such delivery point, and the Parties acknowledge that the risk of such degradation or shrinkage and all other risk of loss shall be borne by Kinergy.

          (b) Prior to the Commercial Operations Date, Kinergy and the Project Company shall agree on an operating protocol with respect to the mechanics, timing and process for (i) determining how much Ethanol is available to be sold on any particular day to Third Parties, (ii) Kinergy to communicate to the Project Company its Ethanol requirements on a monthly, weekly and daily basis,
(iii) determining the quantity of Ethanol to be stored by the Project Company in its storage facilities, (iv) identifying Persons to transport the Ethanol to Third Parties and (v) implementing the Ethanol sales contemplated by this Agreement. By mutual agreement, such operating protocol shall be updated from time to time thereafter.

          (c) On or before the date that is fifteen days prior to the end of a calendar month, the Project Company shall provide Kinergy with a forecast of its projected monthly Ethanol production for the following month.

          (d) The Project Company agrees to collect samples of each shipment of Ethanol it delivers to Kinergy hereunder. The Project Company shall label each sample to include the customer order number and any other information reasonably necessary to identify such Ethanol and the applicable shipment. Kinergy shall have the right, upon reasonable notice and at reasonable times and at its expense, to test such samples to confirm that the Ethanol delivered to it hereunder meets the requirements of this Agreement. The Parties agree that the amount of Ethanol delivered hereunder (whether measured as net gallons, net liters or otherwise) shall be corrected to and correspondingly adjusted by a reference temperature of 60 degrees Fahrenheit or 15.56 degrees Celsius.

                                   ARTICLE III
                                    PAYMENTS

     3.1 Fees and Payments. (a) On the fifth Business Day and the twentieth Business Day of each calendar month (the period of time between such dates being referred to herein as a "Payment Period"), Kinergy shall pay to the Project Company an amount equal to (a) the Purchase Price for such Payment Period MINUS
(b) the aggregate amount of Transaction Costs for such Payment Period MINUS (c) the aggregate amount of the Incentive Fee for such Payment Period (it being acknowledged that Kinergy shall retain for its own account the amount of such


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Transaction Costs and Incentive Fee). In connection with each such payment,
Kinergy shall deliver to the Project Company a statement detailing its calculations of the applicable Purchase Price, the applicable Transaction Costs and the applicable Incentive Fee. Kinergy will split the profit off of any logistical arbitrage associated with ethanol from Front Range Energy, they will provide a spreadsheet each month of all arbitrage transactions.

          During the first 90 days of production of FRE, Kinergy will pay FRE each Friday for the previous weeks shipment of ethanol.

          (b) If the Project Company defaults in its obligation to provide Ethanol to Kinergy in accordance with the terms of this Agreement, then Kinergy shall be entitled to set-off and deduct from current and/or future payments owed to Kinergy by the Project Company an amount equal to (i) the amount of damage payments owed by Kinergy to the applicable Third Party and (ii) the cost of any replacement Ethanol procured by Kinergy to satisfy the requirements of any Bilateral Transaction, each as a result of the Project Company's failure to perform hereunder.

     3.2 Overdue Payments; Indemnity Payments. (a) If any Party shall fail to make any payment when due hereunder, such overdue payment shall accrue interest at the Prime Rate PLUS 5% from the date originally due until the date paid.

          (b) Any indemnification payments received by Kinergy from a Third Party in respect of a Bilateral Transaction (net of Kinergy's expenses related to the matter for which such indemnification payments were received) shall be paid to the Project Company on or before the next payment date as determined in accordance with Section 3.1(a).

     3.3 Billing Dispute. If the Project Company or Kinergy, in good faith, disputes the amount of any payment received by it or to be paid by it or set-off pursuant to Section 3.1 above, the disputing Party shall immediately notify the other Party of the basis for the dispute. The Parties will then meet and use their best efforts to resolve any such dispute. If any amount is ultimately determined to be due to or permitted to be set-off by the Project Company or Kinergy (as the case may be), to the extent not previously paid or set-off, (a) Kinergy shall pay such amount to the Project Company within five Business Days of such determination or (b) Kinergy may then set-off such amount (as the case may be).

     3.4 Audit. Notwithstanding the payment of any amount pursuant to this
Article III, the Project Company shall remain entitled (upon reasonable prior notice, at reasonable times and at Kinergy's corporate offices) to conduct a subsequent audit and review of (a) all Bilateral Transactions and related records to verify the amount of gross payments, Incentive Fees, Transaction Costs and damage payments and (b) the determination and calculation of the Purchase Price, in each case for a period of two years from and after the end of the applicable Payment Period. If, pursuant to such audit and review, it is determined that any amount previously paid by Kinergy to the Project Company did not constitute all of the amounts which should have been paid to the Project Company, the Project Company shall advise Kinergy indicating such amount and reason the amount should have been paid to the Project Company and, subject to the next two sentences, Kinergy shall pay such amount to the Project Company within five Business Days of such request along with interest accrued at the Prime Rate PLUS 5% from the date originally due until the date paid. If there is


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not agreement of any item so noted, the Parties will then meet and use their best efforts to resolve the dispute. If Parties are not able to resolve issues raised by such an audit and review, any disputed items will be resolved in accordance with the provisions of Article IX.

                                   ARTICLE IV
                                TERM; TERMINATION

     4.1 Term. This Agreement shall be effective on the date hereof and, unless earlier terminated in accordance with its terms, shall continue in effect until and including the third anniversary of the date of this Agreement; provided, that the term of this Agreement shall automatically renew and be extended for additional one-year periods thereafter unless a Party elects to terminate this Agreement in a writing delivered to the other Party at least 60-days prior to the end of the original or renewal term.

     4.2 Termination by Kinergy. Kinergy may terminate this Agreement by written notice to the Project Company, upon the occurrence of any of the following events, provided, that no such notice shall be required for a termination pursuant to clause (c) of this Section 4.2:

          (a) the failure by the Project Company to make any payment, deposit or transfer required hereunder within 30 Business Days after the date such payment, deposit or transfer is required to be made;

          (b) the failure of any statement, representation or warranty made by the Project Company in this Agreement to have been correct in any material respect when made if such failure could reasonably be expected to have a material adverse effect on the Project Company's ability to perform its obligations under this Agreement;

          (c) the occurrence of an Act of Insolvency with respect to the Project Company; or

          (d) the failure of the Project Company to perform any of its material obligations under this Agreement and such failure continues for 30 days after receipt of written notice from Kinergy of such failure; provided, that such 30-day period shall be extended for up to an aggregate of 90 days so long as the Project Company is diligently attempting to cure such failure.

     4.3 Termination by the Project Company. The Project Company may terminate this Agreement by written notice to Kinergy, upon the occurrence of any of the following events, provided, that no such notice shall be required for a termination pursuant to clause (c) of this Section 4.3:

          (a) the failure by Kinergy to make any payment, deposit or transfer required hereunder within fifteen Business Days after the date such payment, deposit or transfer is required to be made;

          (b) the failure of any statement, representation or warranty made by Kinergy in this Agreement to have been correct in any material respect when made if such failure could reasonably be expected to have a material adverse effect on Kinergy's ability to perform its obligations under this Agreement;

          (c) the occurrence of an Act of Insolvency with respect to Kinergy;

          (d) the failure of Kinergy to perform any of its material obligations under this Agreement and such failure continues for 30 days after receipt of written notice from the Project Company of such failure; provided, that such 30-day period shall be extended for up to an aggregate of 90 days so long as Kinergy is diligently attempting to cure such failure; or

          (e) the occurrence of any termination event under Section 2.2.

     4.4 Change of Control. (a) Either Party shall have the option to terminate this Agreement for convenience upon thirty days written notice to the other Party from and after the occurrence of any transfer, assignment, sale or other disposition (exclusive of any transfers, assignments, sales or other dispositions in connection with a foreclosure or exercise of remedies by the Financing Parties, which shall be governed exclusively by clause (b) below) of
(i) all or substantially all of the assets comprising the Facility or (ii) more than a majority of the membership interests of the Project Company or Kinergy to any Person which is not an Affiliate of PEI. Any termination pursuant to this
Section 4.4(a) shall be effective 30 days after written notice is provided by the terminating Party to the other Party.

          (b) If as a result of a foreclosure on or similar exercise of remedies in respect of the Project Company or the Facility the collateral agent under the Financing Documents (or its designee or transferee) becomes a party to this Agreement or directly or indirectly controls all or substantially all of the assets of, or a majority of the membership interests in, the Project Company, the Project Company shall have the right to terminate this Agreement for convenience upon thirty days written notice to Kinergy.

     4.5 Effect of Termination. No termination under this Article IV shall release any of the Parties from any obligations arising hereunder prior to such termination, including obligations under any Bilateral Transaction (or such Bilateral Transaction's corresponding back-to-back transaction arising under
Section 2.5) that is not fully performed as of the date of such termination. The exercise of the right of a Party to terminate this Agreement, as provided herein, does not preclude such Party from exercising other remedies that are provided herein or are available at law or in equity; provided, however, that no Party shall have a right to terminate, revoke or treat this Agreement as repudiated other than in accordance with the other provisions of this Agreement; and provided, further, that the Parties' respective rights upon termination shall be subject to the liability limitations of Article V. Except as otherwise set forth in this Agreement, remedies are cumulative, and the exercise of, or the failure to exercise, one or more remedies by a Party shall not, to the extent provided by Law, limit or preclude the exercise of, or constitute a waiver of, other remedies by such Party.

                                    ARTICLE V
                            LIMITATIONS ON LIABILITY

     5.1 Maximum Liability of Kinergy. The total aggregate liability of Kinergy to the Project Company under this Agreement during the term of this Agreement shall not exceed the aggregate amount of Incentive Fees received by Kinergy. The liability of Kinergy to the Project Company under this Agreement during any calendar year shall not exceed the aggregate amount of Incentive Fees received by Kinergy during such year. Notwithstanding the foregoing, such limitations on liability shall not apply with respect to any net loss, damage or liability resulting from or arising out of the gross negligence or willful misconduct of Kinergy.

     5.2 No Consequential or Punitive Damages. In no event shall either Party be liable to any other Party by way of indemnity or by reason of any breach of contract or of statutory duty or by reason of tort (including negligence or strict liability) or otherwise for any loss of profits, loss of revenue, loss of use, loss of production, loss of contracts or for any incidental, indirect, special or consequential or punitive damages of any other kind or nature whatsoever that may be suffered by such other Party, including any losses for which such other Party has insurance to the extent proceeds of insurance have been recovered for such losses.

                                   ARTICLE VI
                                 INDEMNIFICATION

     6.1 The Project Company's Indemnity. The Project Company shall defend, indemnify and hold harmless Kinergy and its Affiliates (and each officer, director, employee, shareholder, partner, member or agent of Kinergy and its Affiliates) (each, a "Project Company Indemnified Person") from and against any and all third party claims, actions, damages, expenses (including reasonable and documented attorneys' fees and expenses), losses, settlements or liabilities (collectively, "Liabilities") incurred or asserted against any Project Company Indemnified Person (a) as a result of any failure on the part of the Project Company to perform the Project Company's obligations under this Agreement (including with respect to any back-to-back transaction under Section 2.5), or
(b) arising out of or in any way connected with the grossly negligent acts or omissions of the Project Company or its Affiliates (other than Kinergy).

     6.2 Kinergy's Indemnity. Kinergy shall defend, indemnify and hold harmless the Project Company and its Affiliates (and each officer, director, employee, shareholder, partner, member or agent of the Project Company and their Affiliates) (each, a "Kinergy Indemnified Person") from and against any and all third party Liabilities incurred or asserted against any Kinergy Indemnified Person (a) as a result of any failure on the part of Kinergy to perform its obligations under this Agreement (including with respect to any Bilateral Transaction), or (b) arising out of or in any way connected with the grossly negligent acts or omissions of Kinergy or its Affiliates (other than the Project Company).

                                   ARTICLE VII
                         REPRESENTATIONS AND WARRANTIES

     7.1 Kinergy's Representations and Warranties. Kinergy represents and warrants to the Project Company, as of the date hereof, as follows:

          (a) Due Formation. Kinergy (i) is a limited liability company duly formed and validly existing under the laws of the State of Oregon, (ii) has the requisite power and authority to own its properties and carry on its business as now being conducted and currently proposed to be conducted and to execute, deliver and perform its obligations under this Agreement, and (iii) is qualified to do business in the State of California and in every other jurisdiction in which failure so to qualify could be reasonably be expected to have a material adverse effect on Kinergy's ability to perform its obligations hereunder.

          (b) Authorization; Enforceability. Kinergy has taken all action necessary to authorize it to execute, deliver and perform its obligations under this Agreement. This Agreement constitutes a legal, valid and binding obligation of Kinergy enforceable in accordance with its terms, subject to bankruptcy, reorganization, moratorium or other similar laws affecting the enforcement of the rights of creditors generally and subject to general principles of equity.

          (c) No Conflict. The execution, delivery and performance by Kinergy of this Agreement does not and will not (i) violate any Law applicable to Kinergy,
(ii) result in any breach of Kinergy's constituent documents or (iii) conflict with, violate or result in a breach of or constitute a default under any agreement or instrument to which Kinergy or any of its properties or assets is bound or result in the imposition or creation of any lien or security interest in or with respect to any of Kinergy's property or assets, other than in each case any such violations, conflicts, breaches or impositions which could not be reasonably be expected to have a material adverse effect on Kinergy's ability to perform its obligations hereunder.

          (d) No Authorization. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority (other than those which have been obtained) is required for the due execution, delivery and performance by Kinergy of this Agreement, other than any such authorizations, approvals or actions the failure of which to obtain could not be reasonably be expected to have a material adverse effect on Kinergy's ability to perform its obligations hereunder.

          (e) Litigation. Kinergy is not a party to any legal, administrative, arbitration or other proceeding, and, to Kinergy's knowledge, no such proceeding is threatened, which could be reasonably be expected to have a material adverse effect on Kinergy's ability to perform its obligations hereunder.

     7.2 The Project Company's Representations and Warranties. The Project Company represents and warrants to Kinergy, as of the date hereof, as follows:

          (a) Due Formation. The Project Company (i) is a limited liability company duly formed and validly existing under the laws of the State of Delaware, (ii) has the requisite power and authority to own its properties and carry on its business as now being conducted and currently proposed to be conducted and to execute, deliver and perform its obligations under this Agreement, and (iii) is qualified to do business in the State of California and in every other jurisdiction in which failure so to qualify could be reasonably be expected to have a material adverse effect on the Project Company's ability to perform its obligations hereunder.

          (b) Authorization; Enforceability. The Project Company has taken all action necessary to authorize it to execute, deliver and perform its obligations under this Agreement. This Agreement constitutes a legal, valid and binding obligation of the Project Company enforceable in accordance with its terms, subject to bankruptcy, reorganization, moratorium or other similar laws affecting the enforcement of the rights of creditors generally and subject to general principles of equity.

          (c) No Conflict. The execution, delivery and performance by the Project Company of this Agreement does not and will not (i) violate any Law applicable to the Project Company, (ii) result in any breach of the Project Company's constituent documents or (iii) conflict with, violate or result in a breach of or constitute a default under any agreement or instrument to which the Project Company or any of its properties or assets is bound or result in the imposition or creation of any lien or security interest in or with respect to any of the Project Company's property or assets, other than in each case any such violations, conflicts, breaches or impositions which could not be reasonably be expected to have a material adverse effect on the Project Company's ability to perform its obligations hereunder.

          (d) No Authorization. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority (other than those which have been obtained) is required for the due execution, delivery and performance by the Project Company of this Agreement, other than any such authorizations, approvals or actions the failure of which to obtain could not be reasonably be expected to have a material adverse effect on the Project Company's ability to perform its obligations hereunder.

          (e) Litigation. The Project Company is not a party to any legal, administrative, arbitration or other proceeding, and, to the Project Company's knowledge, no such proceeding is threatened, which could be reasonably be expected to have a material adverse effect on the Project Company's ability to perform its obligations hereunder.

                                  ARTICLE VIII
                                  FORCE MAJEURE

     8.1 Definition. As used herein, "Force Majeure Event" means any cause(s) which render(s) a Party wholly or partly unable to perform its obligations under this Agreement (other than obligations to make payments when due), and which are neither reasonably within the control of such Party nor the result of the fault or negligence of such Party, and which occur despite all reasonable attempts to avoid, mitigate or remedy, and shall include acts of God, war, riots, civil insurrections, cyclones, hurricanes, floods, fires, explosions, earthquakes, lightning, storms, chemical contamination, epidemics or plagues, acts or campaigns of terrorism or sabotage, blockades, embargoes, accidents or interruptions to transportation, trade restrictions, acts of any Governmental Authority after the date of this Agreement, strikes and other labor difficulties, and other events or circumstances beyond the reasonable control of such Party. Mechanical breakdown (including a forced outage of the Facility) that continues for more than five consecutive days shall be deemed not to be "Force Majeure Event" unless such mechanical breakdown resulted from or was caused by a separate "Force Majeure Event."

     8.2 Effect. A Party claiming relief as a result of a Force Majeure Event shall give the other Parties written notice within five Business Days of becoming aware of the occurrence of the Force Majeure Event, or as soon thereafter as practicable, describing the particulars of the Force Majeure Event, and will use reasonable efforts to remedy its inability to perform as soon as possible. If the Force Majeure Event (including the effects thereof) continues for fifteen consecutive days, the affected Party shall report to the other Parties the status of its efforts to resume performance and the estimated date thereof. If the Force Majeure Event (including the effects thereof) continues for 180 consecutive days, the affected Party may terminate this Agreement for convenience. If the affected Party was not able to resume performance prior to or at the time of the report to the other Parties of the onset of the Force Majeure Event, then it will report in writing to the other Parties when it is again able to perform. If a Party fails to give timely notice, the excuse for its non-performance shall not begin until notice is given.

     8.3 Limitations. Any obligation(s) of a Party (other than an obligation to make payments when due) may be temporarily suspended during any period such Party is unable to perform such obligation(s) by reason of the occurrence of a Force Majeure Event, but only to the extent of such inability to perform, provided, that:

          (a) the suspension of performance is of no greater scope and of no longer duration than is reasonably required by the Force Majeure Event; and

          (b) the Party claiming the occurrence of the Force Majeure Event bears the burden of proof.

                                   ARTICLE IX
                               DISPUTE RESOLUTION

     9.1 Attempts to Settle. In the event that a Dispute among the Parties arises under, out of or in relation to, this Agreement, the Parties shall attempt in good faith to settle such Dispute by mutual discussions within fifteen Business Days after the date that an aggrieved Party gives written notice of the Dispute to the other Parties. In the event that a Dispute is not resolved by discussion in accordance with the preceding sentence within the time period set forth therein, the Parties shall refer the Dispute to their respective senior officers for further consideration and attempted resolution within fifteen Business Days after the Dispute has been referred to such individuals (or such longer period as the Parties may agree).

     9.2 Resolution by Expert. If the Parties shall have failed to resolve the Dispute within fifteen Business Days after the date that the Parties referred the Dispute to their senior officers, then, provided the Parties shall so agree, the Dispute may be submitted for resolution by an Expert, such Expert to be appointed by the mutual agreement of the Parties. Proceedings before an Expert shall be held in Fresno, California (or any other location agreed to by the Parties). The Expert shall apply to such proceedings the substantive law of the State of California in effect at the time of such proceedings. The decision of the Expert shall be final and binding upon the Parties. In the event that (a) the Parties cannot agree on the appointment of an Expert within ten Business Days after the date that the Parties agreed to submit the Dispute for resolution by the Expert or (b) the Expert fails to resolve such Dispute within 60 days after the Parties have submitted such Dispute to the Expert, then any Party may file a demand for arbitration in writing in accordance with Section 9.3.

     9.3 Arbitration. Any Dispute that has not been resolved following the procedures set forth in Section 9.1 or 9.2 shall be settled by binding arbitration in Fresno, California (or any other location agreed to by the Parties) before a panel of three arbitrators. Such arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association as in effect on the date of execution of this Agreement. Such arbitration shall be governed by the laws of the State of California. If arbitration proceedings have been initiated pursuant to this Section 9.3 and raise issues of fact or law which, in whole or in part, are substantially the same as issues of fact or law already pending in arbitration proceedings involving the applicable Parties, such issues shall be consolidated with the issues in the ongoing proceedings. THE PARTIES HEREBY AGREE THAT THE PROCEDURES SET FORTH IN THIS ARTICLE IX SHALL BE THE EXCLUSIVE DISPUTE RESOLUTION PROCEDURES APPLICABLE TO ANY DISPUTE, CONTROVERSY OR CLAIM UNDER THIS AGREEMENT AND, EXCEPT AS SET FORTH IN SECTION 9.5, THE PARTIES HEREBY WAIVE ALL RIGHTS TO A COURT TRIAL OR TRIAL BY JURY WITH RESPECT TO ANY DISPUTE, CONTROVERSY OR CLAIM UNDER THIS AGREEMENT.

     9.4 Consequential and Punitive Damages. Awards of Experts and arbitral panels shall be subject to the provisions of Article V.

     9.5 Finality and Enforcement of Decision. Any decision or award of an Expert or a majority of an arbitral panel, as applicable, shall be final and binding upon the Parties. Each of the Parties agrees that the arbitral award may be enforced against it or its assets wherever they may be found and that a judgment upon the arbitral award may be entered in any court having jurisdiction thereof. The Parties hereby waive any right to appeal or to review the decision or award of an Expert or an arbitral panel by any court or tribunal and also waive any objections to the enforcement of such decision or award.

     9.6 Costs. The costs of submitting a Dispute to an Expert shall be shared equally among the Parties involved in the Dispute, unless the arbitral panel or the Expert determines otherwise. The costs of arbitration shall be paid in accordance with the decision of the arbitral panel pursuant to the Commercial Arbitration Rules of the American Arbitration Association as in effect on the date of execution of this Agreement.

     9.7 Continuing Performance Obligations. While a Dispute is pending, each Party shall continue to perform its obligations under this Agreement, unless such Party is otherwise entitled to suspend its performance hereunder or terminate this Agreement in accordance with the terms hereof.

                                    ARTICLE X
                                 CONFIDENTIALITY

     Each Party and its Affiliates shall treat as confidential the data and information in their possession regarding the Facility, the other Parties or any Affiliate of any other Party, unless: (a) the applicable other Party agrees in writing to the release of such data or information; (b) such data or information becomes publicly available other than through the wrongful actions of the disclosing Party or the disclosing Party's Affiliate; (c) such data or information was in the possession of the receiving Party or the receiving Party's Affiliate prior to receipt thereof from the disclosing Party with no corresponding confidentiality obligation; or (d) such data or information is required by Law to be disclosed. Notwithstanding the generality of the foregoing, any Party may disclose data and information to (i) the officers, directors, managers, partners, members, employees and Affiliates of such Party,
(ii) any successors in interest and permitted assigns of such Party, (iii) any actual or potential Financing Parties or actual or potential lenders to PEI or any subsidiary thereof, and (iv) any potential equity investors in PEI or any subsidiary thereof; provided, that any Person who receives confidential data and information pursuant to an exception contained in clauses (ii) - (iv) of this Article agrees to similar confidentiality provisions.

                                   ARTICLE XI
                             ASSIGNMENT AND TRANSFER

     No Party shall assign this Agreement or any of its rights or obligations hereunder without first obtaining the prior written consent of (a) in the case of the Project Company, Kinergy, or (b) in the case of Kinergy, the Project Company, provided, that any Party shall be entitled to assign its rights hereunder (as collateral security or otherwise) for financing purposes (including a collateral assignment to any Financing Parties) without the consent of any other Party.

                                   ARTICLE XII
                FURTHER ASSURANCES; REQUESTS OF FINANCING PARTIES

     12.1 Further Assurances. Each Party shall from time to time execute and deliver all such further documents and instruments as any other Party may reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

     12.2 Requests of Financing Parties. (a) Kinergy shall use its reasonable efforts to execute, acknowledge and deliver any and all further documents and instruments, and to take any other actions, which may be necessary to satisfy the reasonable requests of any Financing Party or prospective Financing Party in connection with the financing of the Facility, including delivering to an agent or trustee for the Financing Parties a customary consent to the assignment by the Project Company of its rights under this Agreement to the Financing Parties.

                                  ARTICLE XIII
                                  MISCELLANEOUS

     13.1 Entire Agreement. This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, negotiations and understandings among the Parties with respect to such subject matter. Nothing in this Agreement shall be construed as creating a partnership or joint venture between the Parties.

     13.2 Counterparts. This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute one and the same agreement.

     13.3 Survival. Cancellation, expiration or earlier termination of this Agreement shall not relieve the Parties of obligations that by their nature should survive such cancellation, expiration or termination, including remedies, limitations on liability, promises of indemnity and payment, and confidentiality. Without limiting the generality of the foregoing, the following provisions of this Agreement shall survive: Articles III, V, VI, IX and X.

     13.4 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic and practical effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

     13.5 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California, as applied to contracts made and performed within the State of California, without regard to its conflicts of law principles.

     13.6 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement is not made for the benefit of any Person or entity not a party hereto, and nothing in this Agreement shall be construed as giving any Person or entity, other than the Parties and their respective successors and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

     13.7 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and shall be deemed sufficiently given
(a) upon delivery, if delivered personally, (b) the day the notice is received, if it is delivered by overnight courier or certified or registered mail, postage prepaid, or (c) upon the effective receipt of electronic transmission, facsimile, telex or telegram (with effective receipt being deemed to occur upon the sender's receipt of confirmation of successful transmission of such notice or communication), to the addresses set forth below or such other address as the addressee may have specified in a notice duly given to sender as provided herein:

          If to Kinergy:

                              Kinergy Marketing, LLC
                              1260 Lake Boulevard, Suite 225
                              Davis, California 95616
                              Attention: Mr. Neil Koehler
                              Telephone: (530) 750-3017
                              Facsimile: (530) 309-4172

          If to the Project Company:

                              Front Range Energy, LLC
                              PO Box 581
                              Windsor, California  80550
                              Attn:  Dan Sanders Sr.

     13.8 Amendment. No Party hereto shall be bound by any termination, amendment, supplement, waiver or modification of any term hereof unless such Party shall have consented thereto in writing.

     13.9 No Implied Waiver. No delay or failure on the part of any Party in exercising any rights hereunder, and no partial or single exercise thereof, shall constitute a waiver of such rights or of any other rights hereunder.

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                                       19

     IN WITNESS WHEREOF, this Ethanol Marketing Agreement has been duly executed by the Parties hereto as of the date first written above.


                                       FRONT RANGE ENERGY, LLC


                                       By: /s/ Daniel A. Sanders
                                           -------------------------------------
                                           Name:  Daniel A. Sanders
                                           Title: Manager


                                       KINERGY MARKETING, LLC



                                       By: /s/ Neil M. Koehler
                                           -------------------------------------
                                           Name:  Neil M. Koehler
                                           Title: President





                                       S-1